As filed with the Securities and Exchange Commission on December 20, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HiSoft Technology International Limited

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

33 Lixian Street

Qixianling Industrial Base

Hi-Tech Zone, Dalian 116023

People’s Republic of China

Telephone: +86-411-8455-6655

(Address of Principal Executive Offices, Including Zip Code)

HiSoft Technology International Limited Amended and Restated Share Incentive Plan

(Full Title of the Plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017, United States

+1-212-750-6474

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Stephen D. Brook, Esq.

Chad J. Porter, Esq.

Burns & Levinson LLP

125 Summer Street

Boston, Massachusetts 02110

(617) 345-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)		Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
common shares, par value $0.0001 per share	67,766,331	(5)	$1.2961	$87,831,941.61	$6,262.42
common shares, par value $0.0001 per share	4,429,356	(6)	$1.2961	$5,740,888.31	$409.33
Total	72,195,687		N/A	$93,572,829.92	$6,671.75

(1)

The common shares, par value $0.0001 per share (“Common Shares”), of HiSoft Technology International Limited (the “Registrant”) registered hereunder may be represented by American Depositary Shares (“ADSs”), each ADS representing nineteen Common Shares. The Registrant’s ADSs issuable upon deposit of the Common Shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-167641).

(2)

This Registration Statement covers, in addition to the number of Common Shares stated in the above table, an indeterminate number of Common Shares that may be offered or issued pursuant to the Registrant’s Amended and Restated Share Incentive Plan (the “Incentive Plan”) as a result of one or more adjustments under the Incentive Plan to prevent dilution resulting from share splits, share dividends and similar transactions.

(3)

The proposed maximum offering price per share of $1.2961, which is one-nineteenth of the average of the high and low prices of the Registrant’s ADSs as reported by the NASDAQ Global Market for December 15, 2010 and the proposed maximum aggregate offering price are set forth solely for purposes of calculating the registration fee pursuant to Rules 457(h) and (c) under the Securities Act of 1933 (the “Securities Act”).

(4)	Calculated pursuant to Rules 457(h)(1) and 457(c) under the Securities Act.

(5)	Shares issuable upon the exercise of 67,766,331 outstanding options to purchase common shares that were granted under the Incentive Plan.

(6)	Shares available for issuance under the Incentive Plan with respect to equity incentives that have not yet been granted.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                       Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “SEC”) by the Company are incorporated in this Registration Statement by reference:

(a)          The Registrant’s prospectus filed with the SEC pursuant to Rule 424(b)(4) under the Securities Act on December 20, 2010, which includes audited financial statements for the Registrant’s fiscal year ended December 31, 2009;

(b)         The Registrant’s Registration Statement on Form F-6 (No. 333-167641) filed with the SEC on June 21, 2010; and

(c)          The description of the Registrant’s common shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-34790) filed with the SEC on June 22, 2010, which incorporates by reference from the Registrant’s Registration Statement on Form F-1 (File No. 333-167596) originally filed with the SEC on June 17, 2010 the description of the Registrant’s common shares included under the headings “Description of Share Capital.”

All documents filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c) 14 and 15(d) of the Exchange Act of 1934 (the “Exchange Act”), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.                       Description of Securities

Not applicable.

Item 5.                       Interests of Named Experts and Counsel

Not applicable

Item 6.                       Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. The Registrant’s articles of association provide that each officer or director of the registrant shall be indemnified out of the assets of the Registrant against any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part, or in which he or she is acquitted or in connection with any application in which relief is granted to him or her by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the registrant.

Under the form of indemnification agreements filed as Exhibit 10.3 to the Registrant’s Registration Statement on Form F-1 (File No. 333-167596) originally filed with the SEC on June 17, 2010, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.                       Exemption From Registration Claimed

Not Applicable.

Item 8.                       Exhibits

The Exhibits listed on the accompanying Index to Exhibits are filed as a part of, and incorporated by reference into, this Registration Statement.

Item 9.                       Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                        To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)                     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dalian, People’s Republic of China on December 20, 2010.

HISOFT TECHNOLOGY INTERNATIONAL LIMITED

By:	/s/ Tiak Koon Loh
Name: Tiak Koon Loh Title: Chief Executive Officer

Each person whose signature appears below constitutes and appoints each of Tiak Koon Loh and Christine Lu-Wong as an attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of 1933, as amended, of common shares of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to any and all amendments or supplements to this registration statement, whether such amendments or supplements are filed before or after the effective date of such registration statement, to any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to any and all instruments or documents filed as part of or in connection with this registration statement and any and all amendments thereto, whether such amendments are filed before or after the effective date of such registration statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated in Dalian, People’s Republic of China on December 20, 2010.

Signature	Capacity

/s/ Cheng Yaw Sun	Executive Chairman and Director
Cheng Yaw Sun

/s/ Tiak Koon Loh	Director and Chief Executive Officer
Tiak Koon Loh

/s/ Jenny Lee	Director
Jenny Lee

Signature	Capacity

/s/ Terry McCarthy	Director
Terry McCarthy

/s/ Venkatachalam Krishnakumar	Director
Venkatachalam Krishnakumar

/s/ Christine Lu-Wong	Chief Financial Officer and Executive Vice President
Christine Lu-Wong	(principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of HiSoft Technology International Limited has signed this registration statement or amendment thereto in Newark, Delaware on December 20, 2010.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Conyers Dill & Pearman regarding the issue of common shares being registered

10.1 (1)	HiSoft Technology International Limited Amended and Restated Share Incentive Plan

23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd.

23.2	Consent of Conyers Dill & Pearman (included in opinion filed as Exhibit 5.1)

24	Power of Attorney (included on signature page)

(1)          incorporated by reference to Exhibit 10.1 to the Registrant’s registration statement on Form F-1, File No. 333-167596 originally filed with the Securities and Exchange Commission on June 17, 2010.